Exhibit 10.2

May 6, 2010

Attn: David J. Glass, Ph.D.
Senior Associate Director, Technology
Transfer
McLean Hospital
Service Bldg., Room 225
115 Mill Street
Belmont, MA 02478

Re:	License agreement between Pipex Therapeutics, Inc. and Meda AB

Dear Dr. Glass:

Pipex Therapeutics, Inc. (“Pipex”) proposes to enter into a license agreement (the “Meda License”) with Meda AB (“Meda”) whereby Pipex would grant to Meda a license to further develop and commercialize flupirtine for use in the treatment of fibromyalgia under certain rights and licenses granted to Pipex by The McLean Hospital Corporation (d/b/a “McLean Hospital”) (“McLean”) pursuant to a certain License Agreement between Pipex and McLean dated as of November 17, 2005, as amended by amendments effective September 17, 2007 and April 28, 2010 (the “McLean License”).

In connection with the Meda License, Meda and McLean have each requested certain assurances under the McLean License and desire to enter into this letter agreement (“Letter Agreement” in connection therewith). Therefore, Pipex hereby requests that McLean acknowledge and agree to the following, and McLean hereby requests that Meda acknowledge and agree to the following:

1.
Pursuant to the McLean License, McLean confirms that Pipex currently has been granted an exclusive license under the Patent Rights (as such term, and other capitalized or otherwise undefined terms in this letter, are defined in the McLean License) to make, have made, use, have used, sell, have sold, or otherwise transfer or commercialize the Products and Processes, subject to the rights retained by McLean in Section 2.3 of the McLean License.

2.
McLean acknowledges that the McLean License is in full force and effect and, to the best of its knowledge, neither of the parties thereto is in default thereof. If McLean subsequently learns of any breach by Pipex committed prior to the date of this letter, including any breach of the due diligence requirements set forth in Section 3.1 of the McLean License, McLean will provide notice thereof to Pipex and Meda in accordance with Section 5 of this Letter Agreement.

3930 VARSITY DRIVE, ANN ARBOR. MI 48108 TEL. (734) 332-7800 FAX. (734) 332-7878

May 6, 2010

3.
McLean hereby consents to the sublicense to be granted to Meda under the Meda License and, notwithstanding the prohibition on further sublicensing within Section 2.2 of the McLean License, Meda shall have the right to grant further sublicenses in accordance with its customary business practices to its affiliates and third parties to further develop, manufacture, promote or sell any Products, provided that Meda gives McLean prior written notice of each such sublicense, and further provided that all such sublicenses are consistent with the McLean License and this Letter Agreement.

4.
Section 3.1 and Section 3.3 of the McLean License is hereby deleted and in lieu thereof Meda shall be required to use commercially reasonable efforts to develop the Product in accordance with this Section 4 of this Letter Agreement. Within thirty (30) days of the execution of this Letter Agreement, Meda shall provide McLean with a written development plan to be prepared by Meda that includes time-limited objectives for the development of Product (including interim milestones for commencement of Phase II and Phase III clinical trials and NDA filing). McLean shall have the right to comment upon and request changes to such plan and, after considering in good faith any such comments, the revised plan be provided to McLean and be deemed attached to the McLean License (the “Development Plan”). Meda shall use commercially reasonable efforts to develop the Product in accordance with such Development Plan and the time-limited objectives included therein. The Development Plan may be modified and updated from time to time in consultation with McLean; provided, that Meda may not amend such time limited objectives without the prior written approval of McLean, which shall not unreasonably withheld. McLean shall not withhold its consent to any revision in such objectives that is supported by evidence of technical difficulties, delays in clinical studies, regulatory processes, other commercially justifiable reasons or delays or other causes beyond the reasonable control of Meda. Meda shall keep McLean reasonably informed of its efforts to comply with the Development Plan no less frequently than as required under Section 5.1 of the McLean License and Section 3.2 of the Meda License.

5.
McLean agrees to provide to Meda with written notice of any default by Pipex under Article 3, Sections 4.8 or 8.2 or any other provision of the McLean License that could result in the termination of Pipex’s rights under the Licensed Patents. Such notice shall be provided by McLean to Meda concurrently with any such notice of default sent to Pipex. If any such default by Pipex under the McLean License is not cured by Pipex within the applicable cure period (whether a payment default or a non-payment default), then McLean shall provide a further written notice thereof to Meda and Meda shall then have a right to cure such default within 20 days from receipt of such notice. McLean shall not take any action to terminate the McLean License, or Pipex’s rights thereunder, during such 20 day period.

6.
Subject to the licenses granted to Pipex in the McLean License, McLean agrees to grant and hereby grants to Meda all rights and licenses granted to Pipex under the McLean License on the same terms and conditions that such rights and licenses were granted to Pipex under the McLean License as of the date hereof, in all cases to the extent necessary for Meda to continue to develop, manufacture and commercialize the

May 6, 2010

Product and the Processes; provided, that Meda shall not have the right to exercise any such rights or licenses, until the McLean License first terminates or otherwise ceases to be in effect for any reason (other than a termination by McLean that arises out of a failure by Meda to fulfill its obligations under the Meda License, such as, and including the diligence provisions), whether or not in connection with any laws governing an insolvency, reorganization, bankruptcy, liquidation or winding up of Pipex (the effective time of such termination or other cessation, the “Effective Time”). Accordingly, as of the Effective Time, Meda may exercise the rights granted in this Paragraph 6 notwithstanding any failure by Meda to cure Pipex’s default pursuant to Paragraph 5 above without the need for further action by McLean or Meda, and Meda shall be subject to all of the terms and conditions of the McLean License, including all payment and termination provisions thereof.

7.
Nothing in this Letter Agreement shall affect, modify or diminish in any way, any of McLean’s rights or remedies relating to breaches of the McLean License by Pipex or Meda, subject in either case to the applicable cure periods provided in the McLean License; provided, that if Meda timely pays McLean any overdue amounts owed to McLean by Pipex under the McLean License, Meda shall be subrogated to any claim that McLean has against Pipex for such amounts.

8.
Neither Meda nor McLean shall use the name of the other party or of any trustee, director, officer, staff member, employee, student or agent of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For McLean, such approval shall be obtained from McLean’s Chief Public Affairs Officer. This Section 8 shall survive the termination of the McLean License and the Meda License.

9.
Any notices required hereunder shall be sent by registered or certified mail or by an equivalent service capable of verification at the address stated below or such other address which the parties hereto may provide in writing in the future.

For McLean:	McLean Hospital
115 Mill Street
Belmont, MA 02478 USA
Attn: Senior Vice President, Research Administration

For Meda:	Meda AB
Box 906
SE-170 09
Solna, Sweden
Attn: Chief Executive Officer

The parties hereto acknowledge that the foregoing is for the benefit of both Meda and McLean and Meda shall have the right to enforce the foregoing directly against McLean or Pipex and that McLean shall have the right to enforce the foregoing directly against Meda.

May 6, 2010
Please sign and return a copy of this letter to indicate your agreement.

Very truly yours,

PIPEX THERAPEUTICS, INC.

By_______________

Acknowledged and agreed to by THE MCLEAN HOSPITAL CORP.

By___________________

Acknowledged and agreed to by MEDA AB.

By____________________